As filed with the Securities and Exchange Commission on June 30, 1998.

                                                  Registration No. 333-





                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549
                                    --------
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                                  ------------

                           NEW CENTURY ENERGIES, INC.

             (Exact name of registrant as specified in its charter)

            Delaware                                            84-1334327
 (State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                       1225 17th Street, Denver, CO 80202
           (Address of principal executive office, including zip code)
                               ------------------
             New Century Energies, Inc. Employee Investment Plan for
       Bargaining Unit Employees and Former Non-Bargaining Unit Employees

                           New Century Energies, Inc.
         Employees' Savings and Stock Ownership Plan for Bargaining Unit
               Employees and Former Non-Bargaining Unit Employees

             New Century Energies, Inc. Employees' Savings and Stock
                Ownership Plan for Non-Bargaining Unit Employees
                            (Full title of the plans)


                              PAUL J. BONAVIA, Esq.
                    Senior Vice President and General Counsel
                           New Century Energies, Inc.
                                1225 17th Street
                             Denver, Colorado 80202
                                 (303) 294-2858

           (Name, address, and telephone number, including area code, of agent for service)

                                   Copies to:
                             SUSAN A. MARSHALL, ESQ.
                     LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                              125 West 55th Street
                            New York, New York 10019
                                 (212) 424-8000

                               ------------------

                         CALCULATION OF REGISTRATION FEE

         Title of each                                 Proposed maximum       Proposed maximum
      class of securities          Amount to be         offering price       aggregate offering          Amount of
       to be registered*           registered**          per share***             price***           registration fee

Common Stock (par value $1 per       2,000,000             $ 46.0625             $ 92,125,000            $ 27,177
share)                                shares
-------------------------------  -----------------     -----------------     ------------------      ----------------
Preferred Stock Purchase Rights      2,000,000              ------                 ------                 ------*
                                      rights


*In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

Each share of Common Stock will have associated with it one right to purchase one one-hundredth of a share of the Company's preferred stock at a stipulated price in certain circumstances. No separate consideration will be received for the Preferred Stock Purchase Rights.

**In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.

***Determined on the basis of the average of the high and low sale prices on June 24, 1998, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, which have heretofore been filed by New Century Energies, Inc. (the "Company") and/or the Southwestern Public Service Company Employee Investment Plan (the "SPS Plan")(now the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration
Statement:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B, dated April 24, 1997 (as amended by Form 8-B/A dated May 9, 1997), incorporated by reference from the Joint Proxy Statement/Prospectus and Registration Statement on Form S-4, File No. 33-64951.

     4. The description of the Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A dated June 23, 1997 of the Company.

     5. The SPS Plan's Annual Report on Form 11-K for the year ended August 31, 1997.

     All documents filed by the Company and the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees, the New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and the New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Non-Bargaining Unit Employees (the "Plans") with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

     The financial statements and schedules of the Company, which are incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto.

     The financial statements and the related supplemental schedules of the Southwestern Public Service Company Employee Investment Plan for the year ended August 31, 1997, which are incorporated herein by reference to the SPS Plan's Annual Report on Form 11-K for the year ended August 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto.

     The financial statements and the related supplemental schedules of the Southwestern Public Service Company Employee Investment Plan for the year ended August 31, 1996, which are incorporated herein by reference to the SPS Plan's Annual Report on Form 11-K for the year ended August 31, 1997, have been audited by Deloitte & Touche LLP, independent public accountants, as indicated in their report with respect thereto.

     Such financial statements and schedules are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

     With respect to the Company's unaudited interim financial information for the quarters ended March 31, 1998 and 1997, included in its 1998 Form 10-Q, which statements are incorporated herein by reference, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that consolidated interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

     The legality of the shares of Common Stock and the attached Preferred Stock Purchase Rights of the Company will be passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P.

Item 6. Indemnification of Officers and Directors.

     Section 145 of the Delaware General Corporation Law ("The Delaware Act") permits corporations organized thereunder to indemnify directors, officers, employees and agents against liability under certain circumstances. The Company's Restated Certificate of Incorporation (the "Company Charter")and the Company's Restated Bylaws (the "Company Bylaws") provide for indemnification of directors, officers, employees and agents to the full extent provided by the Delaware Act. The Company Charter and the Company Bylaws state that the indemnification provided therein shall not be deemed exclusive. The Company may purchase and maintain insurance on behalf of itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Act. Pursuant to Section 145(g) of the Delaware Act, the Company Charter and the Company Bylaws, the Company maintains directors' and officers' liability insurance coverage. The Company may also enter into an indemnity agreement with any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise, as long as the provisions of the agreement are not impermissible under applicable law.

     As permitted by Section 102(a) of the Delaware Act, Article IX of the Company Charter provides that no director shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the directors' duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Act (relating to certain unlawful distributions to shareholders) or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware Act, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office, and no amendment, repeal or modification of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

     Section B(1) of Article IX of the Company Charter provides that

     Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article IX, Section B, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard set forth in the Delaware Act.

Item 8. Exhibits.

     Exhibit No.

     *4(a) Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3(a) to File No. 33-64951).

     *4(b) By-laws of the Company, as amended (incorporated by reference to Exhibit 3(b) to File No. 33-64951).

     *4(c) Rights Agreement, dated as of August 1, 1997 between the Company and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K, dated August 1, 1997).

      5        Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

      15       Letter of Arthur Andersen LLP on unaudited financial information.

      23(a)    Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in
               Exhibit 5).

      23(b)    Consent of Arthur Andersen LLP.

      23(c)    Consent of Deloitte & Touche LLP.

      24       Powers of Attorney (see signature pages).

---------------

         *Incorporated herein by reference.

     The Company undertakes that it will submit or has submitted the Plans and any amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans under Section 401 of the Internal Revenue Code.

Item 9. Undertakings.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 29th day of June, 1998.


                                  NEW CENTURY ENERGIES, INC.


                                  By:/s/ Richard C. Kelly
                                     Richard C. Kelly
                                     Executive Vice President and
                                     Chief Financial Officer



                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of New Century Energies, Inc. whose signature follows constitutes and appoints Richard
C. Kelly as attorney-in-fact, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises to all intents and purposes and as fully as such person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated.

Signature                     Title                         Date

/s/ Bill D. Helton            Chairman of the Board,        June 29, 1998
Bill D. Helton                Chief Executive Officer,
                              and Director

/s/ Wayne H. Brunetti         Vice Chairman, Chief          June 29, 1998
Wayne H. Brunetti             Operating Officer, and
                              Director

/s/ Richard C. Kelly          Executive Vice President      June 29, 1998
Richard C. Kelly              and Chief Financial
                              Officer

/s/ C. Coney Burgess          Director                      June 29, 1998
C. Coney Burgess

/s/ Danny H. Conklin          Director                      June 29, 1998
Danny H. Conklin

/s/ Gayle L. Greer            Director                      June 29, 1998
Gayle L. Greer

/s/ A. Barry Hirschfeld       Director                      June 29, 1998
A. Barry Hirschfeld

/s/ Giles M. Forbess          Director                      June 29, 1998
Giles M. Forbess

/s/ Will F. Nicholson, Jr.    Director                      June 29, 1998
Will F. Nicholson, Jr.

/s/ J. Michael Powers         Director                      June 29, 1998
J. Michael Powers

/s/ R.R. Hemminghaus          Director                      June 29, 1998
R.R. Hemminghaus

/s/ J. Howard Mock            Director                      June 29, 1998
J. Howard Mock

/s/ Rodney E. Slifer          Director                      June 29, 1998
Rodney E. Slifer

/s/ W. Thomas Stephens        Director                      June 29, 1998
W. Thomas Stephens

/s/ Robert G. Tointon         Director                      June 29, 1998
Robert G. Tointon

     The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees, the New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and the New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Non-Bargaining Unit Employees) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on this 29th day of June, 1998.

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees, the New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and the New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Non-Bargaining Unit Employees and each of the undersigned persons hereby constitutes and appoints Richard C. Kelly as its/his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for it/him and in its/his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises to all intents and purposes and as fully as each said Plan itself and each said person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

New Century Energies, Inc.
Employee Investment Plan for
Bargaining Unit Employees and
Former Non-Bargaining Unit
Employees

By:/s/ Marilyn Taylor
   Marilyn Taylor
   Vice President, Human
   Resources and Plan
   Administrator,
   New Century Services

New Century Energies, Inc.
Employees' Savings and Stock
Ownership Plan for Non-
Bargaining Unit Employees

By:/s/ Marilyn Taylor
   Marilyn Taylor
   Vice President, Human
   Resources and Plan
   Administrator,
   New Century Services

New Century Energies, Inc.
Employees' Savings and Stock
Ownership Plan for Bargaining
Unit Employees and Former Non-
Bargaining Unit Employees

By:/s/ Marilyn Taylor
   Marilyn Taylor
   Vice President, Human Resources
   and Plan Administrator,
   New Century Services


                                  EXHIBIT INDEX

Exhibit No.                                                           Page No.

*4(a) Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3(a) to File No. 33-64951).

*4(b) By-laws of the Company, as amended (incorporated by reference to Exhibit 3(b) to File No. 33-64951).

*4(c) Rights Agreement, dated as of August 1, 1997 between the Company and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K, dated August 1, 1997).

5            Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

15           Letter of Arthur Andersen LLP on unaudited financial information.

23(a)        Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in
             Exhibit 5).

23(b)        Consent of Arthur Andersen LLP.

23(c)        Consent of Deloitte & Touche LLP.

24           Powers of Attorney (see signature pages).

------------------
* Incorporated herein by reference.